UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 28, 2014

Capital Southwest Corporation

(Exact name of registrant as specified in its charter)

Texas	811-1056	75-1072796
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12900 Preston Road, Suite 700, Dallas, Texas	75230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   972-233-8242

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)  Compensatory Arrangements of Certain Officers.

On August 28, 2014 (the “Grant Date”), Capital Southwest Corporation (the “Company”) adopted an executive compensation plan consisting of nonqualified stock option, restricted stock and cash incentive awards intended to align the compensation of the Company’s executive officers with the Company’s key strategic objective of increasing the market value of the Company’s shares through a transformative transaction (e.g., a spinoff to the Company’s shareholders of one or more wholly-owned subsidiaries of the Company, a going private transaction or leveraged recapitalization of the Company, or a termination of the Company’s regulated investment company status) for the benefit of the Company’s shareholders.

Under the plan, Joseph B. Armes, Chief Executive Officer, Kelly Tacke, Chief Financial Officer, and Bowen S. Diehl, Chief Investment Officer, will receive a payout under the awards equal to six percent of the aggregate appreciation in the Company’s share price from the Grant Date (using a base price of $36.16 per share) to the date of the transformative transaction (such transaction, the “Trigger Event,” the transaction date, the “Trigger Event Date” and such payment amount, the “Total Payout Amount”).  The value accretion will include the value of any distributions to the Company shareholders, including any capital stock spun-off to the Company shareholders.  As to any payout up to $22.5 million, one-third of the payout will be allocated to each such officer, with any payout in excess of $22.5 million to be allocated as follows: Mr. Armes-- 50%, Ms. Tacke--25% and Mr. Diehl--25%.

The initial plan component consists of nonqualified options awarded to Mr. Armes, Ms. Tacke and Mr. Diehl to purchase 86,333, 86,333 and 86,334 shares, respectively, of Company common stock at an exercise price of $36.60 per share.

The second plan component consists of awards of 42,000, 43,000 and 42,000 shares, respectively, of restricted Company common stock to each of Mr. Armes, Ms. Tacke and Mr. Diehl, subject to reduction thereof to the extent the value on the Trigger Event Date of such shares together with the nonqualified options awarded under the plan exceeds the awardee’s allocable portion of the Total Payout Amount.

The final plan component consists of cash incentive payments awarded to each of Mr. Armes, Ms. Tacke and Mr. Diehl in an amount equal to the excess of each awardee’s allocable portion of the Total Payment Amount over the value as of the Trigger Event Date of the awardee’s  restricted common stock and nonqualified option awards under the plan.

The awards shall vest and be payable as follows:  (i) 1/3 thereof on the Trigger Event Date; (ii) 1/3 on the first anniversary of the Trigger Event Date; and (iii) 1/3 on the second anniversary of the Trigger Event Date.  Entitlement to such awards is conditioned on the awardee remaining in the employment of the Company or its subsidiaries on the vesting date, or in the event the employment of the awardee is transferred to a Company subsidiary spun-off to the Company’s shareholders, continuing employment by such spun-off subsidiary.  The Company, however, reserves the right, in its sole discretion, to terminate the cash incentive award or to reduce the amount payable thereunder at any time prior to the Trigger Event Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2014

By:	/s/ Joseph B. Armes
Name: Joseph B. Armes
Title: Chairman of the Board Chief Executive Officer and President